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                                                                 EXHIBIT (a)(19)


                           TCF ACQUISITION CORPORATION
                         C/O THREE CITIES RESEARCH, INC.
                               650 MADISON AVENUE
                            NEW YORK, NEW YORK 10022

                                                               FEBRUARY 19, 1999


COMPANY CONTACT: W. ROBERT WRIGHT II, (212) 605-3217

FOR IMMEDIATE RELEASE

THREE CITIES FUNDS EXTEND COHR TENDER OFFER

         NEW YORK, NEW YORK, February 19, 1999 -- Three Cities Research, Inc. today announced that TCF Acquisition Corporation has extended to 12:00 midnight, New York City time on February 19, 1999, the expiration date of its offer to purchase for cash all the outstanding shares of common stock of COHR Inc. (Nasdaq:CHRI). The tender offer was previously scheduled to expire at 12:00 midnight New York City time on Wednesday, February 24, 1999.

         As of the close of business on February 18, 1999, 1,128,705 shares had been tendered. Shareholders of TCF Acquisition Corporation already own 3,085,425 shares.


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